As filed with the Securities and Exchange Commission on June 7, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

New York	3728	16-0959303
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code)	Identification Number)

130 Commerce Way

East Aurora, New York 14052

(716) 805-1599

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Astronics Corporation 2001 Stock Option Plan

 (Full title of the plans)

David C. Burney

Vice President and Chief Financial Officer

Astronics Corporation

130 Commerce Way

East Aurora, New York 14052

(716) 805-1599

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Robert J. Olivieri, Esq.
Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
(716) 856-4000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock ($.01 par value)	800,000 shares (2)	$27.85	$22,280,000	$684
Class B Stock ($.01 par value)	200,000 shares (2)	$27.85	$5,570,000	$171
		Total	$27,850,000	$855

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average high and low prices of the common stock as quoted on the Nasdaq Stock Market on June 5, 2007.

(2)  This Registration Statement also covers an indeterminate number of shares of Common Stock and Class B Stock which may be issuable under such plans as a result of stock splits, stock dividends or similar transactions.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the securities Act.

This Registration Statement on Form S-8 of Astronics Corporation, a New York corporation (the “Registrant”), covers 800,000 shares of the Registrant’s common stock, par value $.01 per share (“Common Stock”) and 200,000 shares of the Registrant’s Class B stock, par value $.01 per share (“Class B Stock”) , reserved for issuance under the Astronics Corporation 2001 Stock Option Plan.

If necessary for a prospectus to be used for re-offers of the Registrant’s Common Stock and Class B Stock acquired pursuant to the Plans, a prospectus prepared in accordance with the requirements of Form S-3 will be filed as part of this Registration Statement by means of a post-effective amendment hereto.

PART II

Information Required in the Registration Statement

Item 3.

Incorporation of Documents by Reference.

The following documents filed by the Registrant (File No. 0-7087) with the Commission under the securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 16, 2007.

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2007,  filed with the Commission on May 9, 2007.

(c)

The Registrant’s proxy statement for its Annual Meeting of Shareholders held on May 9, 2007, filed with the Commission on April 3, 2007.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration

Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Persons and Counsel.

Certain legal matters with respect to the validity of the shares of Common Stock and Class B Stock offered pursuant to this Registration Statement are being passed upon for the Registrant by Hodgson Russ LLP, counsel to the Registrant.  John B. Drenning, a director of the Registrant, is a partner in Hodgson Russ LLP.  He and other members of that firm beneficially own an aggregate of approximately 125,000 shares of Common Stock.

Item 6.

Indemnification of Directors and Officers.

Sections 721 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision may not eliminate the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which the director receives an improper personal benefit or (iii) for any acts in violation of Section 719 of the BCL. Section 719 provides that a director who votes or concurs in a corporate action will be liable to the corporation for the benefit of its creditors and shareholders for any damages suffered as a result of an action approving (i) an improper payment of a dividend, (ii) an improper redemption or purchase by the corporation of shares of the corporation, (iii) an improper distribution of assets to shareholders after dissolution of the corporation without adequately providing for all known liabilities of the corporation or (iv) the making of an improper loan to a director of the corporation.

The Registrant’s Certificate of Incorporation includes the provisions permitted by Section 402(b).

The Registrant’s by-laws also allow it to indemnify, in the same manner and under the same circumstances as set forth in Sections 721 through 726 of the BCL, any person who was or is a party or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was the Registrant’s representative, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Registrant’s best interests.

In addition, the Registrant has entered into indemnification agreements with each of its directors, executive officers and certain other officers pursuant to which each such person is indemnified for costs and expenses actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding in which such person is or was a party or is threatened to be made a party by reason of  the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, member, manager or fiduciary of another entity.

The Company also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities on behalf of the Registrant.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

The following exhibits are filed with this Registration Statement:

4.1

Astronics Corporation 2001 Stock Option Plan.

5.1

Opinion of Hodgson Russ LLP.

23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2

Consent of Hodgson Russ LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1

Power of Attorney (contained in Part II of this Registration Statement).

Item 9.

Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,   individually or in the aggregate, represent a fundamental change in the information set forth in   the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume   of securities offered (if the total dollar value of securities offered would not exceed that which   was registered) and any deviation from the low or high and of the estimated maximum offering   range may be reflected in the form of prospectus filed with the Commission pursuant to Rule   424(b) if, in the aggregate, the change in volume and price represents no more than 20% change   in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such   information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Aurora, State of New York, on June 7, 2007.

ASTRONICS CORPORATION

/S/   PETER J. GUNDERMANN

By:____________________________________

Peter J. Gundermann

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Peter J. Gundermann and David C. Burney, or either of them, as his attorney in fact, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/PETER J. GUNDERMANN ____________________________________ Peter J. Gundermann	President and Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2007
/S/DAVID C. BURNEY ____________________________________ David C. Burney	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 7, 2007
/S/KEVIN T. KEANE ____________________________________ Kevin T. Keane	Chairman of the Board of Directors	June 7, 2007
/S/ROBERT T. BRADY ____________________________________ Robert T. Brady	Director	June 7, 2007
/S/JOHN B. DRENNING ____________________________________ John B. Drenning	Director	June 7, 2007

/S/ROBERT J. MCKENNA ____________________________________ Robert J. McKenna	Director	June 7, 2007
/S/RAYMOND S. BOUSHIE ____________________________________ Raymond S. Boushie	Director	June 7, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Astronics Corporation 2001 Stock Option Plan.
5.1	Opinion of Hodgson Russ LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Hodgson Russ LLP (Included in Exhibit 5.1)
24.1	Power of Attorney (See page II-5 of this Registration Statement)